EXHIBIT 99.1

Liberman Broadcasting, Inc. Announces the Hiring of Chief Financial Officer

Burbank, CA – March 14, 2008 – Liberman Broadcasting, Inc. (the “Company”) announces that Wisdom W. Lu has been hired by the Company and each of its subsidiaries as Chief Financial Officer effective March 24, 2008. Lenard D. Liberman, the Company’s current Chief Financial Officer, will resign at that time and continue as the Company’s Executive Vice President and Secretary.

Ms. Lu, age 41, joins Liberman Broadcasting from Health Net, Inc., one of the nation’s largest publicly traded managed health care companies, where she most recently served as Treasurer and Chief Investment Officer. Ms. Lu was at Health Net from 1996 until her departure in 2008 and was responsible for, among other things, capital structure planning, management of cash, investment, debt and equity, real estate and facilities and procurement. Ms. Lu has also served as Treasury Officer, Fixed Income Sales & Trading with National Westminster Bank, USA from 1995 to 1996 and as Management Associate, Fixed Income Sales & Trading with Citicorp Securities, Inc. from 1993 to 1995.

Ms. Lu received her Bachelor of Science degree in Civil Engineering, with a minor in Economics, from Rensselear Polytechnic Institute and her Master of Business Administration (Finance & International Business) from the Leonard N. Stern School of Business at New York University. Ms. Lu holds professional designations of Chartered Financial Analyst and Professional Engineer (New York).

“I am very pleased to welcome Wisdom to our company. I am highly confident that Wisdom’s wealth of business and financial experience will be a tremendous asset,” said Lenard D. Liberman, the Company’s Executive Vice President and Secretary.

Ms. Lu will work from the Company’s corporate headquarters in Burbank, California.

About Liberman Broadcasting, Inc.

The Company is one of the largest owners and operators of Spanish-language radio and television stations in the United States, based on revenues and number of stations. The Company owns twenty-two radio stations and five television stations serving the Los Angeles, CA, Houston, TX, Dallas-Ft. Worth, TX, San Diego, CA and Salt Lake City, Utah markets. The Company also owns three television production facilities.

FORWARD LOOKING STATEMENTS

This news announcement contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of our radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, our actual performance and results may differ from those anticipated in the forward-looking statements. Please see our recent public filings for information about these and other risks that may affect us. We undertake no obligation to update or revise the information contained herein because of new information, future events or otherwise.